Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(340) 715-8233

ATLANTIC TELE-NETWORK, INC.

REPORTS 12% FIRST QUARTER 2004 EARNINGS INCREASE

OVER THE FIRST QUARTER OF 2003

ST. THOMAS, U.S. VIRGIN ISLANDS (April 28, 2004) Atlantic Tele-Network, Inc. (AMEX:ANK) today reported earnings of $3.1 million, or $0.63 per share, for the quarter ended March 31, 2004, compared to earnings of $2.8 million, or $0.56 per share, for the quarter ended March 31, 2003, an increase of 12%. The Company’s first quarter earnings were down slightly from its fourth quarter 2003 earnings of $3.2 million or $0.64 per share due to seasonal revenues earned in the fourth quarter of 2003.

Telephone operating revenues for the quarter ended March 31, 2004 were $19.4, as compared to $18.1 million for the first quarter of 2003. The increase in telephone operating revenues is principally attributable to a $1.5 million or 16% increase in international long distance revenues, reflecting an increased volume of traffic at GT&T although lower revenue per minute. Local exchange service revenues were $7.8 million for the quarter ended March 31, 2004, a decrease of $231,000 or 3%. GT&T’s cellular subscribers increased by 32% to 122,862 at March 31, 2004 and wireline subscribers (access lines) increased by 7% to 93,520. The increased lines and handsets in service led to the increase in international long distance traffic and revenues, but were not able to overcome the effect of a 14% decline in the value of the Guyana dollar on our local exchange service revenues, which is billed and paid in the local currency.

Income from telephone operations increased to $8.3 million in the first quarter of 2004, as compared to $7.4 million for the period ended March 31, 2003, an increase of $939,000 or 13%. Total telephone operating expenses increased by 3% to $11.1 million. The large increase in lines and cellular subscribers led to an 11% increase in telephone operating expenses, despite the decline in value of the Guyana dollar. This increased expense was partially offset by a 25% decline in international long distance expenses resulting from lower average outbound termination rates.

Other operations, comprised of Choice Communications and Call Home Telecom in the United States Virgin Islands and Atlantic Tele-Center (ATC) in Guyana, reported a loss of $1.2 million for the quarter ended March 31, 2004, an increase of $394,000 over the comparable period of 2003. The widening loss on other operations was primarily due to an increase in expenses at Choice, particularly increased sales expenses and depreciation expense, despite a 29% increase in revenues. Management was able to cut call center expenses at ATC compared to the comparable quarter last year, but the first quarter of 2004 also suffered by comparison due to a reduction in revenue at Call Home Telecom of approximately $250,000.

Equity in the earnings of Bermuda Digital Communications, our cellular operator in Bermuda, was $497,000 for the three months ended March 31, 2004, an 8% decline, compared to the three months ended March 31, 2003. The decrease in earnings primarily reflects increased operating costs associated with the increase in subscribers. Cellular subscribers increased 6% from 16,608 at March 31, 2003 to 17,614 at March 31, 2004 but have declined by 1% since December 31, 2003 due to increased competition.

The Company recorded other income of $1.25 million in the first quarter of 2004, compared to a loss of $70,000 in the first quarter of 2003. This improvement is primarily the result of a foreign exchange loss of $291,000 recorded during the quarter ended March 31, 2003 compared to a gain of $945,000 in the quarter ended March 31, 2004. A decline in the value of the Guyana dollar in relation to the U.S. dollar decreased the value of GT&T’s Guyana dollar denominated net liabilities, resulting in a gain.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said: “ Our GT&T subsidiary had another excellent quarter. International long distance traffic continued its robust growth thanks to the substantial increase in handsets and lines in service over the past twelve months. On the other hand, a decline in the value of the Guyana dollar against the US dollar limited the revenue growth for GT&T’s local exchange operations (which include cellular). This currency movement also led to a surge in other income, a major factor in our increased earnings for the first quarter, an effect that may not continue in future quarters.

The results of other operations were not so favorable, despite continued subscriber growth at Choice Communications. We are continuing to focus significant management attention on improving results at these smaller units, but it may be some time before we see a substantial improvement in their results. Our Bermuda cellular operation continued to make an important contribution to earnings, although a particularly slow early first quarter and our first consecutive quarter decline in subscribers contributed to the decline in earnings from the first quarter of 2003 for this unit.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN also owns 44% of Bermuda Digital Communications Ltd., doing business in Bermuda as Cellular One, 100% of Choice Communications, LLC, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., a Web-enabled outsourcing call center in Guyana.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10K annual report for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission.

SCHEDULE A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three Months Ended March 31, 2004 and 2003

(In Thousands, Except Per Share Data)

	Three Months Ended March 31, (Unaudited)
	2004	2003
Telephone Operations:
Operating revenues:
International long-distance revenues	$10,668	$9,211
Local exchange service revenues	7,810	8,041
Other revenues	905	863

Total telephone operating revenues	19,383	18,115

Operating expenses:
International long-distance expenses	1,380	1,840
Telephone operating expenses	8,033	7,219
General and administrative expenses	1,638	1,663

Total telephone operating expenses	11,051	10,722

Income from telephone operations	8,332	7,393

Other Operations:
Revenues of other operations	1,287	1,262
Expenses of other operations	2,527	2,108

Loss from other operations	(1,240)	(846)

Other Income (expense):
Interest expense	(53)	(99)
Interest income	124	138
Equity in earnings of Bermuda Digital Communications, Ltd.	497	542
Other income (expense)	1,182	(109)

Total other income (expense), net	1,750	472

Income before Income Taxes and Minority Interest	8,842	7,019
Income Taxes	4,804	3,542

Income before Minority Interest	4,038	3,477
Minority Interest	(893)	(665)

Net Income	$3,145	$2,812

Net Income Per Share:
Basic	$0.63	$0.56

Diluted	$0.63	$0.56

Weighted Average Common Shares Outstanding:
Basic	5,024	4,988

Diluted	5,024	5,049

SCHEDULE B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Three Months Ended March 31, 2004 and 2003 and December 31, 2003

(in Thousands, Except Access Line Data)

Guyana Telephone & Telegraph Co., Ltd.

	March 31, 2004	December 31, 2003	March 31, 2003
Access lines (fixed)	93,520	92,683	87,057

Cellular subscriber lines	122,862	118,658	92,756

International Long-Distance Traffic:

	For the Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
International Minutes of Traffic:
Inbound	36,073	36,596	28,164
Outbound	6,810	6,863	5,602

Total international Minutes	42,883	43,459	33,766

International Minutes of Traffic Mix:
Inbound	84.1%	84.2%	83.4%
Outbound	15.9%	15.8%	16.6%

Total International Minutes	100.0%	100.0%	100.0%